  Exhibit 10.1

April 10, 2019

Alberto Andrade
26 Malibu
Irvine, CA 92602

Dear Alberto,

We are pleased to offer you the position of Chief Operating Officer. Your starting annual base compensation will be $350,000 which will be paid to you through payroll on a semi-monthly basis one pay period in arrears. You will also be eligible to participate in MusclePharm’s Discretionary Bonus Program and are eligible for an annual bonus up to Two Hundred Forty-Five Thousand Dollars ($245,000). Bonus payments on MusclePharm’s Discretionary Bonus Program are paid quarterly up to Sixty-One Thousand Two Hundred Fifty Dollars ($61,250) per quarter and dependent upon the Company’s financial and mutually agreed upon personal KPI goals being met. In this position, you will report into the Company’s CEO.

You will also be eligible to participate in the following MusclePharm benefits:

Benefits: Standard MusclePharm provided benefits for full-time employees, currently include the following:

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401(k) retirement account after Six Months of employment with up to a 4% company match, MusclePharm enrolls eligible employees on a monthly basis

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Health, Dental, Vision and Life & Disability Insurance (1st of the month following start date)

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Three days of sick leave

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After ninety days you will accrue up to three (3) weeks of paid vacation per year

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US holidays recognized by MusclePharm are effective immediately

Contingent upon execution of this offer, you will also be eligible for the following benefits:

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A one-time Signing Bonus of $30,000, to be paid through payroll evenly over the first two full pay periods after your first day of employment (i.e. start date of 4/25/2019, $15,000 on 5/15/2019 and $15,000 on 5/30/2019). If you voluntarily exit the Company within the first twelve (12) months of your employment, you will be responsible for paying back the full amount of $30,000 immediately upon termination.

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Extended Stay Housing Allowance for six months – maximum $2,000 per month

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Car Allowance, paid through payroll $500 per month

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Reimbursement for all eligible business travel related expenses

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The Company will guarantee the following payments as described if terminated without good cause for the benefit of the Company, upon the successful execution of the Company’s Standard Release and Separation Agreement:

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If terminated after six (6) months of employment, you will receive four (4) months of your full salary.

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If terminated after twelve (12) months of employment, you will receive six (6) months of your full salary.

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If terminated after twenty-four (24) months of employment, you will receive twelve (12) months of your full salary.

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If terminated in the event of change in control of the Company, you will receive twelve (12) months of your full salary.

Your employment with MusclePharm is on an “At Will” basis and, thus, either you or MusclePharm may terminate the employment relationship at any time, with or without cause. Additionally, this offer letter does not constitute a contract of employment, and any or all of the benefits listed above may be changed from time to time, at the sole discretion of MusclePharm.

We are pleased to welcome you to MusclePharm and we look forward to accomplishing great success together. Please sign below to accept this offer and plan to report to work on April 30, 2019.

Sincerely,

/s/ Gloria Medel

Gloria Medel
Accounting Manager / Human Resources Manager
gloria.medel@musclepharm.com
818.899.9952

Acceptance of Job Offer:

_/s/ Alberto Andrade______________

Print Name: _Alberto Andrade______

Date: __04/10/19__________________